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Filed pursuant to Rule 424B3
Registration No. 333-185491

PROSPECTUS

RESCISSION OFFER

Up to 905,914 Shares of Common Stock

         JDS Uniphase Corporation, or "we," "our," and "us," is offering to rescind the sale of up to 488,034 shares of our common stock to persons who purchased those shares from our Amended and Restated 1998 Employee Stock Purchase Plan, which we refer to as our "ESPP," and to reimburse any losses upon the sale of up to an additional 417,880 shares of our common stock from persons who purchased shares from our ESPP but have resold such shares, in each case, because these shares may not have been exempt from registration under the Securities Act of 1933. It may also be possible that by not disclosing that the shares were unregistered, and may face resale or other limitations, we may face contingent liability for noncompliance with applicable federal and state securities laws. Therefore, we are conducting this rescission offer to attempt to extinguish any federal or state registration requirements or related contingent liability. This offer is being made to those persons who purchased common stock from our ESPP on January 31, 2012 and July 31, 2012, which we refer to as the "Offering Dates." We refer to the shares sold on the Offering Dates as the "Eligible Rescission Shares." The up to 488,034 shares eligible for rescission represents the total number of Eligible Rescission Shares that had not been resold by ESPP participants as of January 15, 2013, according to our records.

         The rescission offer will expire on March 11, 2013 at 5:00 P.M., Eastern Time, which is the thirty-first (31st) day from the date this offer commences.

         The payment we will make for shares subject to this rescission offer will be based on the price paid by those persons who purchased Eligible Rescission Shares, which is $12.06 per share for shares purchased from the ESPP on January 31, 2012, and $9.35 per share for shares purchased from the ESPP on July 31, 2012.

         Our stock is traded on the NASDAQ Global Select Market, which we refer to as "NASDAQ," under the symbol "JDSU." On January 28, 2013, the last reported sale price for our common stock on NASDAQ was $13.65 per share.

         We will fund any payments required under the rescission offer from a portion of our working capital. If our rescission offer is accepted in full, the aggregate rescission payment is estimated to be approximately $5.9 million. Such aggregate amount of estimated liability is equal to the sum of the face value of all Eligible Rescission Shares sold under the ESPP on the Offering Dates at their respective purchase prices that were not resold prior to the expiration of this rescission offering, plus the aggregate amount of net capital losses on Eligible Rescission Shares sold prior to the expiration of this rescission offering, plus applicable interest. However, the last reported sale price for our common stock on NASDAQ on January 17, 2013 exceeded the purchase price of the Eligible Rescission Shares purchased on each of the Offering Dates, and we do not anticipate that Eligible Rescission Shares that were purchased under the ESPP at a price per share that is less than the current market price of our common stock will participate in this rescission offer because doing so would not be economically beneficial to the holders of such shares. As of September 29, 2012, we had a working capital of approximately $671.9 million, with cash and cash equivalents of $332.6 million.

         If you continue to hold Eligible Rescission Shares, we will repurchase the shares for an amount equal to your original purchase price plus interest at the annual rate according to your state or province of residence calculated from the date you purchased the Eligible Rescission Shares through the date that we make the rescission payments after this rescission offer expires.

         If you sold Eligible Rescission Shares at a loss, we will pay the amount equal to the initial price paid per share, less the proceeds from the sale of such shares, plus interest at the annual rate according to your state or province of residence. Interest will be paid on (i) the amount originally paid for the Eligible Rescission Shares from the date of purchase until the date of sale, and (ii) the loss realized from the date of sale through the date that we make the rescission payment after this rescission offer expires.

         Interest will accrue on a monthly basis. We intend to use the legal rates of interest based on your state or province of residence when you purchased your shares. If your state or province of residence has changed since you purchased the Eligible Rescission Shares, the applicable interest rate will be the legal rate of interest for your current state or province of residence. These interest rates are set forth under "Our Rescission Offer—Rescission Offer and Price."

         Eligible participants may elect to accept or reject the rescission offer, under the terms as set forth herein. Eligible participants who fail to respond to this rescission offer by the expiration date will be deemed by us to have rejected the rescission offer; provided, however, that residents of Indiana who fail to respond to this rescission offer by the expiration date will be deemed to have accepted the rescission offer, as prescribed by state law. Acceptance or rejection of this rescission offer may prevent a participant from maintaining an action against us in connection with the shares of common stock purchased.

         Our stock involves risk. See "Risk Factors" beginning on page 2.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 29, 2013

ABOUT THIS PROSPECTUS

        You should rely only on the information contained in or incorporated by reference into this prospectus or in any free writing prospectus we have prepared. We have not authorized anyone to provide you with different information. The information in or incorporated by reference into this prospectus, or in any free writing prospectus we have prepared, may only be accurate on the date hereof or thereof. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since any specific date.

        You should not consider any information in or incorporated by reference into this prospectus, or in any free writing prospectus we have prepared, to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase or sale of the common stock.

        To understand this offering fully, you should read this entire document carefully, as well as the documents identified in the section titled "Where You Can Find More Information."

FORWARD-LOOKING STATEMENTS

        Some of the statements contained in this prospectus and in the documents we incorporate by reference are forward-looking statements within the meaning of the U.S. federal securities laws that involve risks and uncertainties. The statements contained in this prospectus and the documents we incorporate by reference that are not purely historical, including, without limitation, statements regarding our expectations, beliefs, intentions or strategies regarding the future, are forward-looking statements. In this prospectus and the documents we incorporate by reference, the words "anticipate," "believe," "can impact," "could," "continue," "estimate," "expect," "intend," "may," "ongoing," "plan," "potential," "project," "should," "will," "will continue to be," "would," "predict," "future," or similar expressions also identify forward-looking statements. Examples of forward-looking statements in this prospectus and the documents we incorporate by reference include statements regarding our expectations as to demand for our products, future operating results, capital expenditures, liquidity, our plans to continue to operate as a company comprised of a portfolio of businesses with a focus on optical and broadband innovation, our plans for continued development, use and protection of our intellectual property, our plans relating to investments, acquisitions, partnerships and other strategic opportunities, our strategies for reducing our dependence on sole suppliers or otherwise mitigating the risk of supply chain interruptions, as well as such other statements described in existing or future documents we incorporate by reference. These statements are only predictions. We make these forward-looking statements based upon information available on the date hereof, and we have no obligation (and expressly disclaim any such obligation) to update or alter any such forward-looking statements, whether as a result of new information, future events, or otherwise. Our actual results could differ materially from those anticipated in this prospectus or documents incorporated by reference as a result of certain factors including, but not limited to, those set forth below in the section entitled "Risk Factors" and elsewhere in this prospectus and those incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended June 30, 2012 (except for Items 1, 1A, 6, 7, and 8) and the recast financial statements included as exhibits to our Current Report on Form 8-K filed December 14, 2012.

QUESTIONS AND ANSWERS ABOUT OUR RESCISSION OFFER

Q:
Why are we making the rescission offer?

A:
We are offering to rescind the sale of up to 488,034 shares of our common stock to persons who purchased those shares from our ESPP, and to reimburse any losses upon the sale of up to an additional 417,880 shares of our common stock from persons who purchased from our ESPP but have resold such shares, in each case because such shares may not have been exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"). This offer is being made to persons that purchased common stock from our ESPP on the Offering Dates of January 31, 2012, and July 31, 2012. The up to 488,034 shares eligible for rescission represents the total number of Eligible Rescission Shares that had not been resold by ESPP participants as of January 15, 2013, according to our records. It may also be possible that by not disclosing that the shares were unregistered, and that such persons may face resale or other limitations, we may face contingent liability for noncompliance with applicable federal and state securities laws. Therefore, we are conducting this rescission offer to attempt to extinguish any federal or state registration requirements or related contingent liability. The rescission offer is intended to address federal and state securities law compliance issues by allowing holders of shares covered by the rescission offer to tender those securities back to us.

Q:
When does the rescission offer expire?

A:
The rescission offer expires on March 11, 2013 at 5:00 P.M., Eastern Time, which is the thirty-first (31st) day from the date this offer commences.

Q:
What will I receive if I accept the rescission offer?

A:
The answer to this question depends on whether you still hold Eligible Rescission Shares.

  If you continue to hold Eligible Rescission Shares, and accept our rescission offer, we will rescind your purchase of the shares for an amount equal to the initial price you paid plus interest at the annual rate according to your state or province of residence calculated from the date you purchased the Eligible Rescission Shares through the date we make your rescission payment after this rescission offer expires. Interest will accrue on a monthly basis. As an example, if you were a resident of California on January 31, 2012 when you purchased 100 Eligible Rescission Shares at a per share price of $12.06 and you continue to hold such shares and accept our rescission offer, you would receive (assuming the rescission payment is made on February 28, 2013):

  •
  The original purchase price (100 × $12.06) = $1,206

  •
  Plus interest for 13 months (1.09 years) at 7% per year ($1,206 × 7% × 1.09) = $92.02

  •
  For a total of $1,298.02

  If you sold Eligible Rescission Shares at a loss, and accept our rescission offer, we will pay an amount equal to the initial price paid per share, less the proceeds from the sale of such shares, plus interest at the annual rate according to your state or province of residence. Interest will be paid on (i) the amount originally paid for the Eligible Rescission Shares from the date of purchase until the date of sale, and (ii) the loss realized from the date of sale through the date we make your rescission payment after this rescission offer expires. Interest will accrue on a monthly basis. As an example, if you were a resident of California on January 31, 2012 when you purchased 100 Eligible Rescission Shares at a per share price of $12.06, you subsequently sold those shares on July 31, 2012 for $9.86 per share, and you accept our rescission offer, you would receive (assuming the rescission payment is made on February 28, 2013):

  •
  The original purchase price (100 × $12.06) = $1,206

  •
  Minus proceeds of the July 31, 2012 sale (100 × $9.86) = $986

  •
  Plus interest for six months (0.5 years) calculated at 7% per year on $1,206 ($1,206 × 7% × 0.5) = $42.21

  •
  Plus interest for seven months (0.59 years) at 7% per year on $220 loss from the July 31, 2012 sale ($220 × 7% × 0.59) = $9.09

  •
  For a total of $271.30

The legal rates of interest will be based on your state or province of residence when you purchased your shares. These interest rates are as follows:

State/Province	Interest Rate
Arizona	10%
California	7%
Colorado	8%
Connecticut	8%
Florida	4.75%
Georgia	7%
Illinois	10%
Indiana	8%
Kansas	10%
Maine	6%
Maryland	10%
Massachusetts	6%
Minnesota	6%
Missouri	8%
Montana	10%
Nevada	5.25%
New Hampshire	10%
New Jersey	6%
New York	16%
North Carolina	8%
Ohio	8%
Oregon	9%
Pennsylvania	6%
Texas	6%
Virginia	6%
Washington	8%
Washington, D.C.	6%
Wisconsin	5%
Alberta, Canada	10%
British Colombia, Canada	10%
Ontario, Canada	10%
Quebec, Canada	10%
Q:
Should I accept the Rescission Offer?

A:
You must make your own decision whether to accept the rescission offer. We recommend that you consult your own counsel, accountant or other advisors for legal, tax, business, financial and related advice before making your decision about accepting or rejecting our rescission offer. Furthermore, if you affirmatively reject or fail to accept (or are not deemed to have accepted) the rescission offer, you may be precluded from maintaining an action against us in connection with the Eligible Rescission Shares under federal or state law.

        In general, it may be economically beneficial to you to accept the rescission offer if:

  •
  you sold Eligible Rescission Shares for less than you paid for them, or

  •
  you now hold Eligible Rescission Shares that on the expiration date for this rescission offer will be worth less than the rescission offer price for such shares (i.e., the price you paid for the shares, plus interest).

v

  However, if you hold Eligible Rescission Shares that on the expiration date for this rescission offer will be worth more than the rescission offer price for such shares, it may not be economically beneficial for you to accept the rescission offer.

  In making your decision whether to accept the rescission offer, you should consider all relevant factors in light of your particular circumstances, including the potential tax consequences of accepting the rescission offer and, if you now hold Eligible Rescission Shares, the possibility that the value of such shares may increase or decrease after the expiration date of the rescission offer.

Q:
Where can I find information about my participation in ESPP?

A:
Detailed information about your purchases of shares on the Offering Dates and any subsequent sales of such shares is available to you through your online account at UBS. You can access your online account at www.ubs.com/onesource/jdsu. If you need further assistance with accessing your account or if you do not have access to your online account, you should call UBS at 1-888-JDSU-STK (537-8785) (domestic calls) or 1-201-272-7518 (international calls), or e-mail dsustockplan@ubs.com.

Q:
What do I need to do now to accept the rescission offer?

A:
You should complete, sign and date the accompanying Rescission Election Form and return it to Computershare Trust Company, N.A., c/o Computershare Inc. ("Computershare"), our Depositary Agent for this rescission offering, postmarked no later than 5:00 P.M. Eastern Time on the expiration date at the following address:

  Computershare Trust Company, N.A.
  c/o Computershare Inc.
  250 Royall Street, Suite V
  Canton, MA 02021
  Attn:    Reorganization Department

  Detailed instructions on how to complete and return the Rescission Election Form are included with the form, which is attached as Exhibit 99.1 to the registration statement of which this prospectus forms a part. Note, however, that if you are a resident of Indiana and you do not return your Rescission Election Form postmarked by 5:00 P.M. Eastern Time on the expiration date of the rescission offering, you will be deemed to have accepted our rescission offer, as prescribed by state law.

Q:
Am I required to accept the rescission offer?

A:
No. You are not required to accept the rescission offer. Your decision to accept or reject the rescission offer is completely voluntary. If you are an employee of ours, acceptance or rejection of the rescission offer will not have any bearing or effect on your employment status.

Q:
What happens if I don't return my Rescission Election Form?

A:
If you do not return your Rescission Election Form postmarked by 5:00 P.M. Eastern Time on the expiration date of our rescission offer, you will be deemed to have rejected our offer; provided, however, that if you are a resident of Indiana and you do not return your Rescission Election Form postmarked by 5:00 P.M. Eastern Time on the expiration date, you will be deemed to have accepted our rescission offer, as prescribed by state law.

Q:
What will happen if I affirmatively reject or fail to accept the rescission offer before the expiration date?

A:
Except for residents of Indiana, as described below, if you affirmatively reject or fail to accept and you continue to own Eligible Rescission Shares, you will retain ownership of the shares and will not receive any cash for those securities. The Eligible Rescission Shares held by persons who affirmatively reject or fail to accept the rescission offer before the expiration date will, for purposes of applicable federal securities law, be registered securities as of the expiration date of the rescission offer and, unless held by persons who may be deemed to be "affiliates" of us, will be freely tradable in the public market at such time, subject to the terms and conditions of the ESPP and any applicable transfer restrictions. Those shares held by our affiliates will be subject to certain restrictions on resale and may only be resold in compliance with applicable exemptions such as Rule 144 under the Securities Act.

  If you are a resident of Indiana and you fail to affirmatively accept or reject our rescission offer, you will be deemed to have accepted our offer, as prescribed by state law, and you will receive a cash payment for your securities or on shares you sold at a loss in an amount as described under the Question "What will I receive if I accept the rescission offer?" above, and if you continue to own Eligible Rescission Shares at the time our offer expires, you will no longer retain ownership of such shares.

  If you affirmatively reject or fail to accept (or are not deemed to have accepted) the rescission offer, it is unclear whether or not your federal right of rescission will be preserved. The staff of the Securities and Exchange Commission takes the position that a person's federal right of rescission may survive the rescission offer. However, federal courts have ruled that a person who rejects or fails to accept a rescission offer is precluded from later seeking similar relief. Generally, the federal statute of limitations for failure to register securities under the Securities Act is one year.

  We believe all the sales of shares of Eligible Rescission Shares were exempt from registration or qualification under state and applicable foreign law. If that is the case, you would not be entitled to any state law remedies for failure to register or qualify such shares, and you would not be entitled to any state law remedies for failure to disclose a potential lack of exemption. However, under state law, acceptance or rejection of our rescission offer may preclude you from maintaining an action against us in connection with the Eligible Rescission Shares.

  The above discussions do not relate to rights under common law or equity. We urge you to consult with an attorney regarding all of your legal rights and remedies before deciding whether or not to accept the rescission offer.

Q:
Can I change my mind after I have mailed my signed Rescission Election Form?

A:
Yes. You can change your decision about accepting or rejecting our rescission offer at any time before the expiration date. You can do this by completing and submitting a new Rescission Election Form.

Q:
Can I accept the rescission offer in part?

A:
Yes, if you still own Eligible Rescission Shares. Simply indicate on your election form and stock power, if applicable, the number of shares the purchase of which you would like to rescind. You will be deemed to have rejected the rescission offer with regard to the balance of your shares. If you accept the rescission offer and have already sold the Eligible Rescission Shares, you will receive the full payment indicated on the accompanying election form.

Q:
How will the rescission offer be funded?

A:
The rescission offer will be funded from our existing working capital. In the event the rescission offer is accepted in full or in part, we do not believe our business or financial condition would be materially adversely affected. In addition, we do not believe acceptance would have a material impact on the market value of our remaining securities. As of September 29, 2012, we had a working capital of approximately $671.9 million, with cash and cash equivalents of $332.6 million. If our rescission offer is accepted in full, the aggregate rescission payment is estimated to be approximately $5.9 million. However, the last reported sale price for our common stock on NASDAQ on January 17, 2013 exceeded the purchase price of the Eligible Rescission Shares purchased on each of the Offering Dates, and we do not anticipate that Eligible Rescission Shares that were purchased under the ESPP at a price per share that is less than the current market price of our common stock will participate in this rescission offer because doing so would not be economically beneficial to the holders of such shares.

Q:
Who can help answer my questions?

A:
We recommend that you consult your own counsel, accountant, or other advisors for legal, tax, business, financial and related advice before making your decision about accepting or rejecting our rescission offer. In addition, you can call Georgeson, Inc., our Information Agent for this rescission offering, at (888) 565-5423 or JDSU@georgeson.com, with any questions about the rescission offer.

Q:
Where can I get more information about JDS Uniphase Corporation?

A:
You can obtain more information about us from the filings we make from time to time with the SEC. These filings are available on the SEC's website at www.sec.gov.

SUMMARY

        The following summary is qualified in its entirety by the more detailed information and historical consolidated financial statements, including the notes to those financial statements, appearing elsewhere or incorporated by reference in this prospectus. Investors should carefully consider the information set forth under "Risk Factors" below.

Overview

        We are a leading provider of communications test and measurement solutions and optical products for telecommunications service providers, cable operators, and network equipment manufacturers. We also provide innovative optical security and performance products targeted to customers in the anti-counterfeiting, consumer electronics, government, healthcare and other markets and are a leading provider of products and technologies used in the optical communications and commercial laser markets.

        To serve our markets, we operate the following business segments: Communications Test and Measurement ("CommTest"), which accounted for approximately 45.4% of net revenue in fiscal 2012; Communications and Commercial Optical Products ("CCOP"), which accounted for approximately 42.2% of net revenue in fiscal 2012; and Advanced Optical Technologies ("AOT"), which accounted for approximately 12.4% of net revenue in fiscal 2012. In October 2012, we sold our holograms business, which had been a part of our AOT segment, to focus on serving the anti-counterfeiting market primarily through advanced security pigments, thread substrates and printed features for the currency, pharmaceutical and consumer electronic segments. The remaining businesses which had been reported under our AOT business segment have been merged into, and are now reported under our new Optical Security and Performance Products business segment.

        We are incorporated in the State of Delaware. Our principal executive offices are located at 430 North McCarthy Boulevard, Milpitas, California 95035. Our telephone number is (408) 546-5000.

Company Background

        We were incorporated in California in 1979 and reincorporated in Delaware in 1993. We are the product of several significant mergers and acquisitions including, among others, the combination of Uniphase Corporation and JDS FITEL in 1999, and the acquisition of Acterna, Inc. in 2005. Our strategy is to operate as a company comprised of a portfolio of businesses with a focus on optical and broadband innovation.

RISK FACTORS

        An investment in our common stock involves risks. You should carefully consider the following risk factors relating to the rescission offer in addition to the risks identified in "Forward-Looking Statements" above and the risks identified in our Current Report on Form 8-K filed December 14, 2012.

Risks Related to this Rescission Offer

We may continue to have potential liability even after this rescission offer is made due to our issuances of securities in possible violation of the federal and state securities laws.

        The Securities Act does not expressly provide that a rescission offer will terminate a purchaser's right to rescind a sale of stock that was not registered or exempt from the registration requirements of the Securities Act. Accordingly, if you affirmatively reject or fail to accept the rescission offer, it is unclear whether or not you will have a right of rescission under Securities Act after the expiration of the rescission offer. The staff of the Securities and Exchange Commission takes the position that a person's federal right of rescission may survive the rescission offer. However, federal courts have ruled that a person who rejects or fails to accept a rescission offer is precluded from later seeking similar relief. Consequently, should any offerees reject the rescission offer, expressly or by failing to return a Rescission Election Form postmarked by 5:00 P.M. Eastern Time on the expiration date of this rescission offer, we may continue to be potentially liable under the Securities Act for the purchase price or for certain losses if the shares have been sold. It may also be possible that by not disclosing that the shares were unregistered, and may face resale or other limitations, we may face contingent liability for noncompliance with applicable federal and state securities laws.

We cannot predict whether the amounts you would receive in the rescission offer would be greater than the market value of our shares.

        Our common stock is actively traded on the NASDAQ under the symbol, "JDSU." The amount you would receive in the rescission offer is fixed and is not tied to the market value of our common stock on NASDAQ at the time the rescission offer closes. As a result, if you accept the rescission offer (or are deemed to have accepted this offer because you are a resident of Indiana and you do not affirmatively accept or reject the rescission offer before the expiration date, as prescribed by state law), you may receive less than the market value of the shares you would be tendering to us. It is also possible that, following your acceptance (or deemed acceptance as described in the preceding parenthetical) of the rescission offer, the market value of our shares may increase, and you would not receive the benefit of such appreciation if you accept the rescission offer. In addition, if you do not accept the rescission offer and the market value of our shares decreases, we believe you will not be able to sue us to rescind your investment due to the possible violations of the securities laws described in this prospectus.

Risks Related to Our Business

        See Item 1A RISK FACTORS filed as an exhibit to our Current Report on Form 8-K filed December 14, 2012, for a discussion of the risk factors we face. We do not believe that there have been any material changes to these risk factors.

USE OF PROCEEDS

        We will not receive any proceeds from the rescission offer.

 OUR RESCISSION OFFER

Background

        We are offering to rescind the sale of up to 488,034 shares of our common stock to persons who purchased Eligible Rescission Shares, and to reimburse any losses upon the sale of up to an additional 417,880 shares of our common stock from persons who purchased but have resold Eligible Rescission Shares, in each case because those shares may not have been exempt from registration under the Securities Act. The up to 488,034 shares eligible for rescission represents the total number of Eligible Rescission Shares that had not been resold by ESPP participants as of January 15, 2013, according to our records. In September 2012 we discovered that we inadvertently exceeded the number of shares of common stock registered with the Securities and Exchange Commission for sale to participants under the ESPP. As a result, we may have failed to comply with the registration requirements of federal securities laws. It may also be possible that by not disclosing that the shares were unregistered, and may face resale or other limitations, we may face contingent liability for noncompliance with applicable federal and state securities laws.

        Participants in the ESPP can purchase shares of common stock of the Company through the ESPP. Our inadvertent failure to register with the Securities and Exchange Commission the sale of certain shares of our common stock under the ESPP may have constituted a violation of Section 5 of the Securities Act (which generally requires registration of offers and sales of securities) and may give rise to liability under Section 12 of the Securities Act (which generally provides a rescission remedy for offers and sales of securities in violation of Section 5) as well as potential liability under the anti-fraud provisions of federal and state securities laws.

        This offer is being made to persons that purchased common stock from our ESPP on January 31, 2012 and July 31, 2012. We believe that the statute of limitations period applicable to potential claims for rescission under the Securities Act is one year. Accordingly, in determining the dates upon which shares sold under our ESPP would be eligible for this offer, we selected January 31, 2012 as the beginning Offering Date because that is the first date upon which shares were sold under the ESPP during the twelve month period preceding the expiration of this offer.

        We used the proceeds from these sales for general corporate purposes. Up to approximately 1,300 of our stockholders will receive the rescission offer. Our directors did not participate in the ESPP and therefore are not eligible to participate in the rescission offer. Our current executive officers who participated in the ESPP will not participate in the rescission offer.

        Our Board of Directors has approved this rescission offer in order to limit any contingent liability we may have as a result of possible noncompliance with applicable federal and state securities laws in connection with the offer or sale of common stock from our ESPP. Generally, the statute of limitations for noncompliance with the requirement to register securities under the Securities Act is one year. Accordingly, the shares that were purchased pursuant to our ESPP on the offering dates of January 31, 2012 and July 31, 2012 may be subject to rescission under the federal securities laws.

Rescission Offer and Price

        Because the sale of our common stock through the ESPP, as described above, may not have complied with the federal securities laws, the purchasers of those shares may be able to assert claims against us. In an effort to reduce the risk of claims being made against us in the future or, if made, the amount of potential liability, we are offering to rescind the purchase of these shares. Our rescission offer is not a waiver by us of any applicable statutes of limitations. If our rescission offer is accepted in full, the aggregate rescission payment is estimated to be approximately $5.9 million. Such aggregate amount of estimated liability is equal to the sum of the face value of all Eligible Rescission Shares sold under the ESPP on the Offering Dates at their respective purchase prices that were not resold prior to the expiration of this rescission offering, plus the aggregate amount of net capital losses on Eligible Rescission Shares sold prior to the expiration of this rescission offering, plus applicable interest. However, the last reported sale price for our common stock on NASDAQ on January 17, 2013 exceeded the purchase price of the Eligible Rescission Shares purchased on each of the Offering Dates, and we do not anticipate that Eligible Rescission Shares that were purchased under the ESPP at a price per share that is less than the current market price of our common stock will participate in this rescission offer because doing so would not be economically beneficial to the holders of such shares. In the event the rescission offer is accepted in full or in part, we do not believe our business or financial condition would be materially adversely affected. In addition, we do not believe acceptance would have a material impact on the market value of our remaining securities.

        If you continue to hold Eligible Rescission Shares, and you accept our rescission offer, we will rescind your purchase of the shares for an amount equal to the initial price you paid plus interest at the annual rate according to your state or province of residence calculated from the date you purchased the Eligible Rescission Shares through the date this rescission offer expires. If you sold the Eligible Rescission Shares at a loss, and accept our rescission offer, we will pay an amount equal to the initial price paid per share, less the proceeds from the sale of such shares, plus interest at the annual rate according to your state or province of residence. For Eligible Rescission Shares sold prior to this rescission offer, interest will be paid on (i) the amount originally paid for the shares from the date of purchase until the date of sale, and (ii) the loss realized from the date of sale through the date that we make the rescission payment after this rescission offer expires. In both situations, interest will accrue on a monthly basis. The rescission payment we will make for the shares subject to this rescission offer is equal to the price paid by those persons who purchased these shares, excluding interest, which is $12.06 per share for shares purchased from the ESPP on January 31, 2012, and $9.35 per share for shares purchased from the ESPP on July 31, 2012.

        Federal law does not mandate that interest be paid in this rescission offer nor does it provide a specific interest rate to be used in this regard. However, most states require interest be paid in connection with offerings comparable to our rescission offer at defined statutory rates. In the absence of a required federal rate of interest, we intend to use the legal rates of interest based on your state or province of residence when you purchased your shares. If your state or province of residence has changed since you purchased the Eligible Rescission Shares, the applicable interest rate will be the legal rate of interest for your current state or province of residence. These interest rates are as follows:

State/Province	Interest Rate
Arizona	10%
California	7%
Colorado	8%
Connecticut	8%
Florida	4.75%
Georgia	7%
Illinois	10%
Indiana	8%
Kansas	10%
Maine	6%
Maryland	10%
Massachusetts	6%
Minnesota	6%
Missouri	8%
Montana	10%
Nevada	5.25%
New Hampshire	10%
New Jersey	6%
New York	16%
North Carolina	8%
Ohio	8%
Oregon	9%
Pennsylvania	6%
Texas	6%
Virginia	6%
Washington	8%
Washington, D.C.	6%
Wisconsin	5%
Alberta, Canada	10%
British Colombia, Canada	10%
Ontario, Canada	10%
Quebec, Canada	10%

        The above discussion relates primarily to your potential rescission rights and does not address in detail the antifraud provisions of applicable federal securities laws or rights under state securities laws, common law or equity.

        The purchases subject to this rescission offer were made by residents of the states and provinces listed in the foregoing table. Given our listing on the NASDAQ, we believe that all the sales of shares of our common stock which are the subject of the rescission offer were exempt from registration or qualification under the laws of such states and provinces and that no violation of state securities registration laws occurred in connection with such sales. Furthermore, we believe that this rescission offer is exempt from registration or qualification under the laws of such states and provinces. However, under state law, acceptance or rejection of the rescission offer may preclude you from maintaining an action against us in connection with the shares of common stock purchased on the Offering Dates. You may wish to consult with an attorney regarding all of your legal rights and remedies before deciding whether or not to accept the rescission offer.

        While no assurance can be given as to the level at which the common stock will trade in the future, persons entitled to our rescission offer should consider that on December 13, 2012, the closing sale price for our common stock exceeded the purchase price of the Eligible Rescission Shares purchased on each of the Offering Dates. Persons entitled to our rescission offer are urged to obtain current quotations of the market price of our common stock on NASDAQ, under the symbol "JDSU." Current holders of the shares purchased through the ESPP at a price per share less than the current market price of our common stock may sell their shares in the open market at prices higher than the price we are offering to pay in this rescission offer and we therefore expect that many recipients of this offer will not elect rescission. Accordingly, we expect that only recipients of this offer who purchased shares at a purchase price per share greater than the current market price of our common stock are more likely to accept the rescission offer.

        The table below sets forth the high and low sale prices of our common stock for the first quarter of fiscal year 2013 and for each quarter during fiscal year 2012.

	Fiscal Year 2013	Fiscal Year 2012
	First Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Stock sales price per share:
High	$13.45	$16.70	$12.64	$14.93	$14.59
Low	$8.63	$9.85	$8.99	$10.68	$9.45

        Other than the 499,356 shares sold through the ESPP on July 31, 2012 and shares issued pursuant to our Amended and Restated 2003 Equity Incentive Plan, we have not sold significant amounts of our common stock during the quarter ended September 29, 2012.

Acceptance

        You may accept our rescission offer, either in whole or in part by completing and signing the Rescission Election Form accompanying this prospectus. All acceptances of the rescission offer will be deemed to be effective on the expiration date of the rescission offer. Unless you accept the rescission offer before the expiration date, your right to accept the rescission offer will terminate; provided, however, that if you are a resident of Indiana and you do not affirmatively accept or reject the rescission offer before the expiration date, you will be deemed to have accepted our rescission offer, as prescribed by state law. You can revoke your acceptance or rejection of our rescission offer prior to the expiration date by completing and submitting a new Rescission Election Form that is postmarked by 5:00 P.M. Eastern Time on the expiration date.

        Persons that have already sold shares subject to our rescission offer must enclose with the Rescission Election Form proof reasonably satisfactory to us evidencing the bona fide sale of such shares to a third party, including the sale price for such shares. Satisfactory proof of the sale price of such shares may take the form of a canceled check or a receipt from the broker, dealer or other person conducting such sale. The sale price may have been paid in either cash or property. If the sale price was paid in property, the price will be deemed to be the fair market value of such property at the time of the sale. If the proof of the sale price is not reasonably satisfactory to us, we may require additional proof. In addition, we may require evidence that any sale of such shares was a bona fide transfer to a third party. Finally, we may require that an improperly completed Rescission Election Form be properly completed and returned to Computershare.

        Payment for securities as to which the rescission offer has been accepted will be made within ten business days after the expiration date.

Other Terms and Conditions

        We have not retained nor do we intend to retain any person to make solicitations or recommendations to you in connection with our rescission offer.

        Our rescission offer will expire at 5:00 P.M., Eastern Time, March 11, 2013. If you submit a Rescission Election Form postmarked after the expiration time, regardless of whether your form is otherwise complete, your election will not be accepted and you will be deemed to have rejected our rescission offer (except for residents of Indiana, as described below).

        If a Rescission Election Form fully completed and executed in pertinent part is not received postmarked by 5:00 P.M. Eastern Time on the expiration date from those persons actually receiving notice of the rescission offer through this prospectus, the rescission offer will be deemed to have been rejected by such offerees; provided, however, that residents of Indiana who do not submit a Rescission Election Form before the expiration date will be deemed to have accepted the rescission offer, as prescribed by state law.

        Neither we nor our officers or directors may make any recommendations to you with respect to our rescission offer. We urge you to read this prospectus carefully and to make an independent evaluation with respect to the rescission offer.

        If you decide to accept our rescission offer and intend to use the mail to return your stock certificates, we recommend that you use insured registered mail, return receipt requested.

Effect of Rescission Offer

        We believe that your acceptance of the rescission offer will, under general theories of estoppel, preclude you from later seeking similar relief, and we are unaware of any federal case law to the contrary. In addition, the securities laws of several states provides that your failure to accept a rescission offer will preclude you from suing for any violation described in the rescission offer. Accordingly, we urge you to consult with an attorney regarding all of your legal rights and remedies before deciding whether or not to accept the rescission offer.

        Except for residents of Indiana, as described below, if you affirmatively reject or fail to accept our rescission offer, you will retain ownership of the shares you received and will not receive any cash for those shares. In addition, the shares subject to the rescission offer held by persons who affirmatively reject or fail to accept the rescission offer before the expiration date of the offer will, for purposes of applicable federal securities law, be registered securities as of the expiration date of the rescission offer and, unless held by persons who may be deemed to be "affiliates" of us, will be freely tradable in the public market at such time, subject to the terms and conditions of the ESPP and any applicable transfer restrictions. Those shares held by our affiliates will be subject to certain restrictions on resale and may only be resold in compliance with applicable exemptions such as Rule 144 under the Securities Act. If you are a resident of Indiana and you fail to affirmatively accept or reject our rescission offer, you will be deemed to have accepted our offer, as prescribed by state law, and you will receive a cash payment for your securities or on shares you sold at a loss in an amount as described under the Question "What will I receive if I accept the rescission offer?" in the section titled "Questions and Answers About Our Rescission Offer," and if you continue to own Eligible Rescission Shares at the time our offer expires, you will no longer retain ownership of such shares.

        It is unclear whether the rescission offer will terminate our liability, if any, for failure to register the issuance of the shares that are subject to the rescission offer with the Securities and Exchange Commission under the Securities Act. The staff of the Securities and Exchange Commission takes the position that a person's federal right of rescission may survive the rescission offer. Nevertheless, there have been certain instances in which a court has held that non-acceptance of a rescission offer terminated a company's liability for rescission damages under federal law. Each person is urged to consider this possibility with respect to our rescission offer. Generally, the statute of limitations for noncompliance with the requirement to register securities under the Securities Act is one year.

Funding of the Rescission Offer

        We will fund any payments required under our rescission offer from a portion of our working capital. If our rescission offer is accepted in full, the aggregate rescission payment is estimated to be approximately $5.9 million. Such aggregate amount of estimated liability is equal to the sum of the face value of all Eligible Rescission Shares sold under the ESPP on the Offering Dates at their respective purchase prices that were not resold prior to the expiration of this rescission offering, plus the aggregate amount of net capital losses on Eligible Rescission Shares sold prior to the expiration of this rescission offering, plus applicable interest. However, the last reported sale price for our common stock on NASDAQ on December 13, 2012 exceeded the purchase price of the Eligible Rescission Shares purchased on each of the Offering Dates, and we do not anticipate that Eligible Rescission Shares that were purchased under the ESPP at a price per share that is less than the current market price of our common stock will participate in this rescission offer because doing so would not be economically beneficial to the holders of such shares. As of September 29, 2012, we had a working capital of approximately $671.9 million, with cash and cash equivalents of $332.6 million.

Use of Common Stock Rescinded in our Rescission Offer

        The shares of our common stock rescinded by us pursuant to our rescission offer, if any, will be available for use by us pursuant to our ESPP or for general corporate purposes.

Material U.S. Federal Income Tax Considerations

        This section summarizes the material U.S. federal income tax considerations relating to this rescission offer. The discussion is based on current U.S. federal income tax authorities, which are subject to differing interpretation or change, possibly with retroactive effect. The summary does not describe the effect of any applicable foreign, state or local laws.

        This discussion does not deal with all of the U.S. federal income tax consequences of the rescission offer that may be relevant to: (a) a person in light of that person's particular circumstances, or (b) to persons subject to special rules, such as dealers in securities, foreign persons, persons who are subject to the alternative minimum tax, persons who are not individuals, and persons holding shares that are subject to hedging, conversion or constructive sale transactions. The discussion assumes that a person holds the shares subject to our rescission offer as capital assets, or, as to a person who accepts our rescission offer with respect to our shares previously sold by such person, that person held such sold shares as capital assets. The U.S. federal income tax law applicable to our rescission offer is unclear. We have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue Service ("IRS") or an opinion of counsel with respect to the tax consequences to anyone accepting our rescission offer. The IRS is not precluded from asserting a position contrary to the positions summarized in this discussion or otherwise re-characterizing a rescission transaction in whole or in part. For all of these reasons, all persons considering our rescission offer should consult their own tax advisors as to the specific tax consequences to them of our rescission offer, including the applicability and potential applicability of federal, state, local and foreign tax laws and proposed tax laws.

Payments to persons holding shares treated as a redemption payment

        There are some limited circumstances in which the IRS has ruled that where a purchase of property is followed in the same taxable year by a rescission and re-conveyance of the property by the buyer to the seller, with the buyer and the seller placed in the same positions as they were prior to the initial sale, then the two transactions can be treated as a nullity. We intend, however, to treat initial purchases and share repurchases under the rescission offer as separate and independent transactions, with the rescission treated as a taxable redemption of shares, with the redemption price equal to the amount paid by us for such shares (and including in the redemption price the amount treated for state law purposes as interest on the original purchase price of such shares). The IRS is not precluded from characterizing share rescission under our rescission offer as the return of the original purchase price, which would be nontaxable because there would be no taxable gain or loss, plus the payment of interest, which would be taxable to you as ordinary income and would be deductible by us.

Determining if the redemption is a sale or a distribution

        If the redemption payment is treated as made for our shares, the tax treatment of the redemption payment will differ depending on whether the redemption of shares under the rescission offer is treated as a "sale or exchange" of shares or, alternatively, as a "distribution" with respect to shares. The redemption should be treated as a sale or exchange, and not as a distribution, if it (a) results in a "complete redemption" of your interest in our stock; (b) is "substantially disproportionate" with respect to you; or (c) is "not essentially equivalent to a dividend" as such terms are defined by applicable authorities. These three tests, which are more fully described below, are collectively referred to in this discussion as the "Redemption Tests."

        The Redemption Tests are applied on a person-by-person basis. If a redemption does not satisfy any of the Redemption Tests, the payment of the proceeds from the sale will be treated as a distribution. Because the Redemption Tests are applied independently to each person, it is possible that some persons accepting our rescission offer will be subject to sale or exchange treatment and others will receive distribution treatment. Because the application to the redemption tests is applied on a person-by-person basis, you should consult your own tax advisor in connection with the possible federal income tax treatment that may apply in your particular case.

        For purposes of determining whether any of the Redemption Tests are satisfied, you are treated as owning not only shares that are actually owned, but also shares which are treated as constructively owned. You may constructively own shares actually owned, and in some cases constructively owned, by certain related individuals or entities treated as related to you and shares that you have the right to acquire by exercise of an option, warrant or a conversion right. Contemporaneous or related transactions in our stock or stock options may also affect the Redemption Tests.

        The redemption will result in a "complete redemption" of all of your shares if either (a) all of the shares actually and constructively owned by you are sold pursuant to our rescission offer or (b) all of the shares actually owned by you are sold pursuant to our rescission offer and you are eligible to waive, and effectively waive, constructive ownership of shares.

        The redemption will be "substantially disproportionate" with respect to you if (a) the percentage of our voting stock owned by you immediately after the redemption (taking into account all shares purchased by us pursuant to our rescission offer) equals less than eighty percent of the percentage of our voting stock owned by you immediately before the redemption; (b) the percentage of our common stock (whether voting or nonvoting stock) owned by you after the redemption (taking into account the effect of all shares purchased by us pursuant to our rescission offer) equals less than eighty percent of the percentage of our common stock you own immediately before the redemption; and (c) after the redemption you own less than fifty percent of the total combined voting power of all classes of our stock entitled to vote (taking into account the effect of all shares purchased by us pursuant to our rescission offer).

        The redemption will satisfy the "not essentially equivalent to a dividend" test with respect to you if, in light of your particular circumstances (including your relative interest in our stock), your sale of shares pursuant to our rescission offer results in a "meaningful reduction" of your interest in our stock (taking into account the effect of all shares purchased by us pursuant to our rescission offer). This test may be satisfied irrespective of your failure to satisfy the complete redemption or substantially disproportionate tests.

Consequences if your redemption is a sale or exchange

        A disposition of shares acquired from our ESPP is a "disqualifying disposition," potentially resulting in wage income, if such disposition occurs prior to (a) two years after the date you were granted the right to purchase such shares or (b) one year from the date you purchased such shares. Assuming that our treatment of a rescission under the rescission offer as a taxable redemption is correct, that the redemption is a sale or exchange under one of the Redemption Tests described above, and that the redemption is a disqualifying disposition based on the redemption occurring within one of the time periods described above, you should have wage income equal to the excess of (1) the fair market value of the shares on the date that you purchased such shares over (2) your purchase price with respect to such shares. In addition, assuming the rescission is a redemption treated as a sale or exchange, you should recognize gain or loss in an amount equal to the excess or deficiency, if any, of (a) the redemption price paid in our rescission offer over (b) the fair market value of our shares on the date you purchased such shares. Such capital gain or loss will be short-term or long-term depending on whether you held the shares for one year or less, or more than one year, at the time of the redemption.

Consequences if your redemption is a distribution

        If your redemption fails to qualify for sale or exchange treatment under the authorities described above, the gross proceeds you receive pursuant to our rescission offer will be characterized as a dividend distribution to the extent of our accumulated and/or current earnings and profits (on a pro rata basis with other persons whose redemptions fail to so qualify). Dividends received by individuals generally will be subject to a maximum U.S. federal income tax rate of 15%. The portion, if any, of the proceeds received by you in excess of the amount treated as a dividend will be treated first as a tax-free recovery of your basis in the redeemed shares and then as capital gain from a sale or exchange. If you receive proceeds that are taxed as a dividend, you should generally be able to transfer any unrecovered tax basis in the redeemed shares to any of our shares retained by you, or possibly to shares constructively owned by you if you do not retain any of our shares.

Payments with respect to shares previously sold

        If you previously sold shares at a loss and accept our rescission offer, we believe that the amount paid to you with respect to such shares previously sold (including the portion of the payment treated for state law purposes as interest on the original purchase price of such shares) will be capital gain at least to the extent of such losses incurred by you on such prior sales, although any payment in excess of such prior losses may be taxable as ordinary income. To the extent the payment is taxable as capital gain, such gain should be short-term or long-term depending on the holding period for the previously sold shares.

Backup withholding

        In the event that amounts paid to you with respect to shares for which you elect our offer to rescind are treated as a return of capital, such amounts are not subject to tax. However, with respect to any dividends or interest paid to you in connection with such rescinded shares, under the U.S. federal income tax backup withholding rules, 28% of such payments must be withheld and remitted to the United States Treasury unless you (i) are an exempt recipient and, if required, establish your right to an exemption or (ii) provide your taxpayer identification number, certify that you are not currently subject to backup withholding, and otherwise comply with applicable requirements of the backup withholding rules. You may generally avoid backup withholding by furnishing a completed Substitute Form W-9 included as part of the election form. Backup withholding is not an additional tax; any amount withheld under these rules will be creditable against your U.S. federal income tax liability, and you may be entitled to a refund provided the required information is furnished to the IRS.

The preceding discussion is intended only as a summary of certain material United States income tax consequences of accepting the rescission offer and does not purport to be a complete analysis or discussion of all potentially relevant tax effects. JDS Uniphase Corporation stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the rescission offer, including tax return reporting requirements, the applicability and effect of foreign, federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. In addition, we maintain a website at www.jdsu.com and make available free of charge on this website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

        We have filed with the SEC a registration statement on Form S-3 (the "Registration Statement") under the Securities Act relating to the rescission offer. This prospectus forms a part of the Registration Statement but does not contain all of the information set forth in the Registration Statement because SEC rules and regulations do not require this prospectus to include certain information required in the Registration Statement. For further information, please refer to the Registration Statement.

INCORPORATION BY REFERENCE

        As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and the schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC's public reference room or through its Internet site.

        We are incorporating by reference information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC automatically will update and supersede this information. We incorporate by reference the documents listed below (SEC File No. 002-22874) and any future filings we make with the SEC under

Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this rescission offer is complete:

  •
  Annual Report on Form 10-K for the fiscal year ended June 30, 2012 filed on August 24, 2012 (excluding Item 1, Item 1A, Item 6, Item 7 and Item 7A);

  •
  Quarterly Report on Form 10-Q for the fiscal quarter ended September 29, 2012 filed on November 8, 2012;

  •
  Current Reports on Form 8-K, filed on: August 14, 2012 (two reports filed) (except for Items 2.02 and 9.01 thereof), August 21, 2012, September 18, 2012, October 16, 2012, November 20, 2012, and December 14, 2012, in each case only to the extent filed and not furnished;

  •
  the description of our Common Stock contained in our registration statement on Form 8-A, dated November 15, 1993, and any other amendment or report filed for the purpose of updating such description; and

  •
  the description of our preferred share purchase rights contained in Amendment No. 5 to our Registration Statement on Form 8-A dated February 15, 2003, and any other amendment or report filed for the purpose of updating such description.

        In addition, we incorporate by reference all filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the filing date of this amendment to the registration statement and prior to the effectiveness of the registration statement, and after the effectiveness of the registration statement and until the termination of this rescission offer.

        Any statement contained in a document that is incorporated by reference herein will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference herein) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

        We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the documents or information that have been incorporated by reference in this prospectus but not delivered with this prospectus. We will provide this at no cost to the requestor upon written or oral request addressed to JDS Uniphase Corporation, 430 North McCarthy Boulevard Milpitas, California 95035, attention: Investor Relations (telephone: (408) 546-4445).

LEGAL MATTERS

        Certain legal matters related to the rescission offer will be passed upon for us by DLA Piper LLP (US), East Palo Alto, California.

EXPERTS

        The financial statements incorporated in this Prospectus by reference to JDS Uniphase Corporation's Current Report on Form 8-K dated December 14, 2012 and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of JDS Uniphase Corporation for the year ended June 30, 2012 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.